                                                                EXHIBIT 12

                      COURTYARD II ASSOCIATES, L.P.

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                   (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                        FISCAL YEAR                         TWELVE WEEKS ENDED
                          -------------------------------------------- -----------------------------
                            1991       1992     1993    1994    1995   MARCH 24, 1995 MARCH 22, 1996
                          --------    -------  ------- ------- ------- -------------- --------------
Income (loss) from oper-
 ations before income
 taxes..................  $(10,543)   $(4,972) $ 5,085 $ 6,160 $18,977    $ 3,805        $ 3,321
Add fixed charges.......    38,482     38,974   39,821  36,834  33,178      7,285          8,410
                          --------    -------  ------- ------- -------    -------        -------
Adjusted earnings.......  $ 27,939    $34,002  $44,906 $42,994 $52,155    $11,090        $11,731
                          ========    =======  ======= ======= =======    =======        =======
Fixed charges:
Interest on indebtedness
 and amortization of de-
 ferred financing
 costs..................  $ 35,599    $35,637  $35,996 $32,897 $29,080    $ 6,354        $ 7,408
Interest component of
 rental
 expense................     2,883      3,337    3,825   3,937   4,098        931          1,002
                          --------    -------  ------- ------- -------    -------        -------
Total fixed charges.....  $ 38,482    $38,974  $39,821 $36,834 $33,178    $ 7,285        $ 8,410
                          ========    =======  ======= ======= =======    =======        =======
Ratio of earnings to
 fixed charges..........        --/1/   --/1/     1.13    1.17    1.57       1.52           1.39
                          ========    =======  ======= ======= =======    =======        =======

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/1/ Earnings were inadequate to cover fixed charges by $10.5 million and $5.0 million for fiscal years 1991 and 1992, respectively. The deficiencies are largely the result of depreciation and amortization of $32.1 million in 1991 and $29.8 million in 1992.

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